Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2019 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--February 13, 2020--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months and year ended December 31, 2019.

Fourth Quarter and Full Year 2019 Financial Results

Total revenue for the fourth quarter of 2019 increased 15% to $440.0 million from $381.2 million for the fourth quarter of 2018. The $58.8 million increase in the quarter includes an $8.7 million negative impact from lower average fuel prices and foreign exchange rates. In addition, the 4th quarter includes a $20.9 million reduction to properly reflect fleet segment revenue and expenses.

Net income attributable to shareholders on a GAAP basis for the fourth quarter increased by $33.2 million to $54.4 million, or $1.24 per diluted share, compared with $21.3 million, or $0.49 per diluted share for the same period a year ago. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $114.7 million for the fourth quarter of 2019, or $2.61 per diluted share, up 24% from $91.8 million, or $2.11 per diluted share, for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

For the full year 2019, revenue increased 15% to $1.72 billion from $1.49 billion in 2018. Net income attributable to shareholders on a GAAP basis was $2.26 per diluted share in 2019 compared to $3.86 per diluted share in 2018. On a non-GAAP basis, adjusted net income per diluted share increased 11% to $9.20 from $8.28 in 2018.

"2019 was another record year for WEX, capped off by an impressive fourth quarter driven by double-digit top-line growth and strong operating leverage.” said Melissa Smith, WEX’s Chair and Chief Executive Officer. “The fourth quarter built upon the momentum from earlier in the year, marked by robust transaction volume growth, strong performance from acquisitions, significant contribution from our previous contract signings and meaningful new contract wins."

Smith continued, “Our strong performance in 2019 is due to WEX’s commitment to generating sustainable long-term growth, reflected in the customer volume ramp, successful integration of Noventis, Discovery Benefits and Go Fuel Card, strong execution in our Shell and Chevron portfolios, and a great contribution from the U.S. Health business. We remain committed to providing best-in-class technologies and capabilities to our customers and focused on driving innovation across our segments. We are well-positioned to gain additional market share in 2020 as we continue to execute against our strategic pillars and create shareholder value.”

Fourth Quarter 2019 Performance Metrics

  Average number of vehicles serviced was approximately 14.9 million, an increase of 19% from the fourth quarter of 2018.
  Total fuel transactions processed increased 12% from the fourth quarter of 2018 to 156.0 million. Payment processing transactions increased 9% to 126.7 million.
  U.S. retail fuel price decreased to $2.80 per gallon from $2.94 per gallon in the fourth quarter of 2018.
  Travel and Corporate Solutions' purchase volume grew 17% to $9.6 billion from $8.2 billion for the fourth quarter of 2018.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 17% to 13.4 million from 11.5 million for the fourth quarter of 2018.

“WEX delivered strong fiscal year results with fourth quarter adjusted earnings at the top-end of our guidance, despite a number of macroeconomic headwinds,” said Roberto Simon, WEX’s Chief Financial Officer. “Good organic growth coupled with solid returns from our strategic acquisitions are proof of the extraordinary progress we’ve made in 2019. Looking forward into 2020, we plan to capitalize on additional opportunities, focusing on our core fleet business and the high-growth travel, corporate payments, and U.S. health markets in the coming year.”

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings. This guidance does not include any impacts from the recently announced acquisition of eNett and Optal.

  For the first quarter of 2020, WEX expects revenue in the range of $445 million to $455 million and adjusted net income in the range of $95 million to $99 million, or $2.15 to $2.25 per diluted share.
  For the full year 2020, the Company expects revenue in the range of $1,860 million to $1,900 million and adjusted net income in the range of $447 million to $464 million, or $10.15 to $10.55 per diluted share.

First quarter and full year 2020 guidance is based on an assumed average U.S. retail fuel price of $2.69 and $2.70 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of February 3, 2020. Our guidance also assumes that fleet credit loss for the first quarter will be in the range of 15 to 20 basis points and the full year will be in the range of 13 to 18 basis points. Our guidance assumes approximately 44.0 million shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges, debt restructuring and debt issuance cost amortization, non-cash adjustments related to our tax receivable agreement, similar adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, acquisition and divestiture related items and adjustments to the redemption value of a non-controlling interest, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, a reconciliation of non-GAAP measures referenced in this news release, in Exhibit 2, a table illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and twelve months ended December 31, 2019 and 2018, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended December 31, 2019 and four preceding quarters. The Company is also providing segment revenue for the three and twelve months ended December 31, 2019 and 2018 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed, along with the accompanying slides, at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing 866-334-7066 or 973-935-8463. The Conference ID number is 1968236. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 5,000 associates around the world. WEX fleet cards offer 14.9 million vehicles exceptional payment security and control; purchase volume in travel and corporate solutions grew to $39.6 billion in 2019; and the WEX Health financial technology platform helps 390,000 employers and 31.8 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; future growth opportunities and expectations; expectations for the macro environment; and, anticipated volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the material weaknesses first disclosed in Item 9A of the Company's Annual Report for the year ended December 31, 2018 filed on Form 10-K with the Securities and Exchange Commission on March 18, 2019 and the effects of the Company's investigation and remediation efforts in connection with certain immaterial errors in the financial statements of our Brazilian subsidiary; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2018, filed on Form 10-K with the Securities and Exchange Commission on March 18, 2019. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenues
Payment processing revenue[1]	$199,212	$193,928	$825,592	$723,991
Account servicing revenue	110,369	71,928	413,552	308,096
Finance fee revenue	71,651	50,520	247,318	208,627
Other revenue	58,813	64,820	237,229	251,925
Total revenues	440,045	381,196	1,723,691	1,492,639
Cost of services
Processing costs	111,543	77,689	400,439	309,450
Service fees	13,679	13,808	57,027	53,655
Provision for credit losses	18,194	16,070	65,664	66,482
Operating interest	10,150	10,126	41,915	38,407
Depreciation and amortization	26,519	19,877	94,725	79,935
Total cost of services	180,085	137,570	659,770	547,929
General and administrative	69,732	55,172	275,807	209,319
Sales and marketing[1]	49,230	60,385	259,869	229,234
Depreciation and amortization	37,140	31,053	142,404	119,870
Impairment charge	—	3,225	—	5,649
Operating income	103,858	93,791	385,841	380,638
Financing interest expense	(33,378)	(26,463)	(134,677)	(105,023)
Net foreign currency gain (loss)	12,822	(11,362)	(926)	(38,800)
Net unrealized gains (losses) on financial instruments	4,424	(15,792)	(34,654)	2,579
Non-cash adjustments related to tax receivable agreement	932	(775)	932	(775)
Income before income taxes	88,658	39,399	216,516	238,619
Income taxes	23,871	17,464	61,223	68,843
Net income	64,787	21,935	155,293	169,776
Less: Net (loss) income from non-controlling interests	(797)	678	(1,030)	1,481
Net income attributable to WEX Inc.	65,584	21,257	156,323	168,295
Accretion of non-controlling interest	(11,138)	—	(57,317)	—
Net income attributable to shareholders	$54,446	$21,257	$99,006	$168,295

Net income attributable to shareholders per share:
Basic	$1.26	$0.49	$2.29	$3.90
Diluted	$1.24	$0.49	$2.26	$3.86
Weighted average common shares outstanding:
Basic	43,367	43,199	43,316	43,156
Diluted	43,931	43,535	43,769	43,574

1 Fleet segment payment processing revenue and sales and marketing expenses for the 4th quarter of 2019 includes a $20.9 million reduction to properly reflect fleet segment revenue and expenses. $14.3 million of this amount relates to Q1-Q3 of 2019.

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$810,932	$541,498
Restricted cash	170,449	13,533
Accounts receivable	2,661,108	2,584,203
Securitized accounts receivable, restricted	112,192	109,871
Prepaid expenses and other current assets	87,694	149,021
Total current assets	3,842,375	3,398,126
Property, equipment and capitalized software	212,475	187,868
Goodwill and other intangible assets	4,016,251	2,866,323
Investment securities	30,460	24,406
Deferred income taxes, net	12,833	9,643
Other assets	184,024	284,229
Total assets	$8,298,418	$6,770,595
Liabilities and Stockholders’ Equity
Accounts payable	$969,816	$814,742
Accrued expenses	315,642	312,268
Restricted cash payable	170,449	13,533
Short-term deposits	1,310,813	927,444
Short-term debt, net	248,531	216,517
Other current liabilities	34,692	27,067
Total current liabilities	3,049,943	2,311,571
Long-term debt, net	2,686,513	2,133,923
Long-term deposits	143,399	345,231
Deferred income taxes, net	218,740	151,685
Other liabilities	106,422	32,261
Total liabilities	6,205,017	4,974,671
Commitments and contingencies
Redeemable non-controlling interest	156,879	—
Stockholders’ Equity
Total WEX Inc. stockholders' equity	1,926,947	1,785,697
Non-controlling interest	9,575	10,227
Total stockholders’ equity	1,936,522	1,795,924
Total liabilities and stockholders’ equity	$8,298,418	$6,770,595

Exhibit 1

Reconciliation of Non - GAAP Measures

Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders (in thousands, except per share data) (unaudited)
	Three Months Ended December 31,
	2019		2018
		per diluted share		per diluted share
Net income attributable to shareholders	$54,446	$1.24	$21,257	$0.49
Unrealized (gains) losses on financial instruments	(4,424)	(0.10)	15,792	0.36
Net foreign currency (gain) loss	(12,822)	(0.29)	11,362	0.26
Acquisition-related intangible amortization	42,929	0.98	34,590	0.79
Other acquisition and divestiture related items	12,971	0.30	1,351	0.03
Stock-based compensation	12,555	0.29	9,444	0.22
Restructuring and other costs	12,192	0.28	5,443	0.13
Impairment charge	—	—	3,225	0.07
Debt restructuring and debt issuance cost amortization	2,804	0.06	2,586	0.06
Non-cash adjustments related to tax receivable agreement	(932)	(0.02)	775	0.02
ANI adjustments attributable to non-controlling interest	9,161	0.21	(481)	(0.01)
Tax related items	(14,158)	(0.32)	(13,537)	(0.31)
Adjusted net income attributable to shareholders	$114,722	$2.61	$91,807	$2.11
	Year Ended December 31,
	2019		2018
		per diluted share		per diluted share
Net income attributable to shareholders	$99,006	$2.26	$168,295	$3.86
Unrealized losses (gains) on financial instruments	34,654	0.79	(2,579)	(0.06)
Net foreign currency loss	926	0.02	38,800	0.89
Acquisition-related intangible amortization	159,431	3.64	138,186	3.17
Other acquisition and divestiture related items	37,675	0.86	4,143	0.10
Stock-based compensation	47,511	1.09	35,103	0.81
Restructuring and other costs	25,106	0.57	13,717	0.31
Impairment charge	—	—	5,649	0.13
Debt restructuring and debt issuance cost amortization	21,004	0.48	14,101	0.32
Non-cash adjustments related to tax receivable agreement	(932)	(0.02)	775	0.02
ANI adjustments attributable to non-controlling interests	53,035	1.21	(1,370)	(0.03)
Tax related items	(74,743)	(1.71)	(53,918)	(1.24)
Adjusted net income attributable to shareholders	$402,673	$9.20	$360,902	$8.28

Reconciliaton of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income (in thousands) (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating income	$103,858	$93,791	$385,841	$380,638
Unallocated corporate expenses	15,847	15,717	67,982	58,095
Acquisition-related intangible amortization	42,929	34,590	159,431	138,186
Other acquisition and divestiture related items	12,971	1,351	37,675	4,143
Stock-based compensation	12,555	9,444	47,511	35,103
Restructuring and other costs	12,192	5,443	25,106	13,717
Debt restructuring costs	422	627	11,062	4,425
Impairment charge	—	3,225	—	5,649
Total segment adjusted operating income	$200,774	$164,188	$734,608	$639,956
Unallocated corporate expenses	(15,847)	(15,717)	(67,982)	(58,095)
Adjusted operating income	$184,927	$148,471	$666,626	$581,861

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges, debt restructuring and debt issuance cost amortization, non-cash adjustments related to the tax receivable agreement, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt restructuring costs and impairment charges. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude restructuring and other costs when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes costs related to certain identified initiatives, including technology initiatives, to further streamline the business, improve the Company's efficiency, create synergies, globalize the Company's operations, and remediate the prior year material weaknesses, all with an objective to improve scale and efficiency and increase profitability going forward.
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company's continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company's historical operating results and to other companies in its industry.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.

  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest and non-cash adjustments related to the tax receivable agreement, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended December 31,
	2019	2018	2019	2018	2019	2018	2019	2018
Reported revenue[1]	$260,773	$253,794	$95,700	$77,991	$83,572	$49,411	$440,045	$381,196
FX impact (favorable) / unfavorable	$1,136	$—	$412	$—	$313	$—	$1,861	$—
PPG impact (favorable) / unfavorable	$6,858	$—	$—	$—	$—	$—	$6,858	$—
	Year ended December 31,
	2019	2018	2019	2018	2019	2018	2019	2018
Reported revenue[1]	$1,038,395	$975,140	$367,826	$303,344	$317,470	$214,155	$1,723,691	$1,492,639
FX impact (favorable) / unfavorable	$7,343	$—	$4,480	$—	$1,261	$—	$13,084	$—
PPG impact (favorable) / unfavorable	$21,893	$—	$—		$—		$21,893	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenues derived from 2019 acquisitions.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenues derived from 2019 acquisitions. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

1 Fleet segment payment processing revenue and sales and marketing expenses for the 4th quarter of 2019 includes a $20.9 million reduction to properly reflect fleet segment revenue and expenses. $14.3 million of this amount relates to Q1-Q3 of 2019.

The table below shows the impact of certain macro factors on adjusted net income:

Segment Estimated Earnings Impact (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended December 31,
	2019	2018	2019	2018	2019	2018
FX impact (favorable) / unfavorable	$503	$—	$233	$—	$102	$—
PPG impact (favorable) / unfavorable	$4,120	$—	$—	$—	$—	$—
	Year ended December 31,
	2019	2018	2019	2018	2019	2018
FX impact (favorable) / unfavorable	$2,413	$—	$2,364	$—	$36	$—
PPG impact (favorable) / unfavorable	$13,767	$—		$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

	Exhibit 3 Selected Non-Financial Metrics
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Fleet Solutions:
Payment processing transactions (000s)	126,666	135,236	127,986	115,404	115,883
Payment processing gallons of fuel (000s)	3,218,466	3,338,322	3,239,703	3,014,128	3,033,896
Average US fuel price (US$ / gallon)	$2.80	$2.80	$2.91	$2.67	$2.94
Payment processing $ of fuel (000s)	$9,417,278	$9,737,591	$9,755,737	$8,462,078	$9,333,101
Net payment processing rate[1]	1.10%	1.29%	1.24%	1.27%	1.38%
Payment processing revenue[1] (000s)	$103,831	$125,288	$120,717	$107,408	$129,084
Net late fee rate	0.65%	0.58%	0.54%	0.44%	0.44%
Late fee revenue (000s)	$61,587	$56,938	$52,823	$37,527	$40,731
Travel and Corporate Solutions:
Purchase volume (000s)	$9,635,211	$11,543,605	$10,047,934	$8,405,661	$8,210,863
Net interchange rate	0.84%	0.74%	0.77%	0.71%	0.64%
Payment solutions processing revenue (000s)	$80,986	$85,128	$77,273	$59,998	$52,878
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,047,939	$1,126,156	$1,374,592	$1,657,588	$996,404
Average number of SaaS accounts (000s)	13,391	13,022	12,563	12,729	11,450

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less certain discounts given to customers and network fees.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all WEX-issued transactions that use WEX corporate card products and virtual card products.

Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

1 Fleet segment payment processing revenue and sales and marketing expenses for the 4th quarter of 2019 includes a $20.9 million reduction to properly reflect fleet segment revenue and expenses. $14.3 million of this amount relates to Q1-Q3 of 2019.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Fleet Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue[1]	$103,831	$129,084	$(25,253)	(20)%	$457,244	$464,980	$(7,736)	(2)%
Account servicing revenue	41,953	34,623	7,330	21%	164,735	162,662	2,073	1%
Finance fee revenue	71,015	50,092	20,923	42%	245,082	190,528	54,554	29%
Other revenue	43,974	39,995	3,979	10%	171,334	156,970	14,364	9%
Total revenues	$260,773	$253,794	$6,979	3%	$1,038,395	$975,140	$63,255	6%

1 Fleet segment payment processing revenue and sales and marketing expenses for the 4th quarter of 2019 includes a $20.9 million reduction to properly reflect fleet segment revenue and expenses. $14.3 million of this amount relates to Q1-Q3 of 2019.

	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Travel and Corporate Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$80,986	$52,878	$28,108	53%	$303,385	$203,289	$100,096	49%
Account servicing revenue	11,274	9,678	1,596	16%	43,293	37,262	6,031	16%
Finance fee revenue	588	234	354	151%	2,086	1,391	695	50%
Other revenue	2,852	15,201	(12,349)	(81)%	19,062	61,402	(42,340)	(69)%
Total revenues	$95,700	$77,991	$17,709	23%	$367,826	$303,344	$64,482	21%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Health and Employee Benefit Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$14,395	$11,966	$2,429	20%	$64,963	$55,722	$9,241	17%
Account servicing revenue	57,142	27,627	29,515	107%	205,524	108,172	97,352	90%
Finance fee revenue	48	194	(146)	(75)%	150	16,708	(16,558)	(99)%
Other revenue	11,987	9,624	2,363	25%	46,833	33,553	13,280	40%
Total revenues	$83,572	$49,411	$34,161	69%	$317,470	$214,155	$103,315	48%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)
	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2019	2018	2019	2018
Fleet Solutions	$136,639	$125,768	52.4%	49.6%
Travel and Corporate Solutions	$46,205	$36,305	48.3%	46.6%
Health and Employee Benefit Solutions	$17,930	$2,115	21.5%	4.3%
Total segment adjusted operating income	$200,774	$164,188	45.6%	43.1%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Year Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Fleet Solutions	$485,539	$459,646	46.8%	47.1%
Travel and Corporate Solutions	$168,786	$135,379	45.9%	44.6%
Health and Employee Benefit Solutions	$80,283	$44,931	25.3%	21.0%
Total segment adjusted operating income	$734,608	$639,956	42.6%	42.9%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income to total segment adjusted operating income.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted operating income	$184,927	$148,471	$666,626	$581,861
Adjusted operating income margin (1)	42.0%	38.9%	38.7%	39.0%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenue. See Exhibit 1 for a reconciliation of GAAP operating income to adjusted operating income.

Contacts

News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com